Exhibit 99.5

December 28, 2022

YishengBio Co., Ltd

Building No. 2, 38 Yongda Road
Daxing Biomedical Industry Park
Daxing District, Beijing

People’s Republic of China

Ladies and Gentlemen:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-4 (the “Registration Statement”) of YishengBio Co., Ltd (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the United States Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Shaojing Tong
Name: Shaojing Tong

[Signature page to Consent of Director Appointee to F-4]